                                                                    Exhibit 99.1


Press Release                       Source: Diversified Security Solutions, Inc.

Diversified Security Solutions Reports First Quarter 2005
Results
Wednesday May 4, 8:00 am ET

Company Grows First Quarter Revenues 52% in 2005

SADDLE BROOK, N.J., May 4/PRNewswire-FirstCall/ -- Diversified Security Solutions, Inc. (Amex: DVS - News), a full service provider of integrated electronic security systems, announced financial results for the three months ended March 31, 2005.

Sales for the quarter ended March 31, 2005 increased $2,945,581, or 52%, to $8,613,074 from $5,667,493 for the same period a year ago. Net income for the quarter ended March 31, 2005 was $62,297, or $0.01 per share, compared to a net loss of $101,132, or ($0.02) loss per share, for the same period in 2004. Backlog as of March 31, 2005 was $17.5 million.

Jim Henry, Chief Executive Officer of DVS, said, "Our first quarter results are in-line with our expectations and we remain on track to meet our 2005 annual revenue and earnings guidance."

The company noted that projected sales for 2005 are between $36 and $40 million with a target operating margin of 5%. Net income is expected to be between $1.0 and $1.2 million, or $0.17 to $0.21 per share.

Mr. Henry continued, "We believe our quarter end backlog was impacted by a normal seasonal delay in the timing of orders, as existing and potential customers shifted their focus from finalizing 2004 security projects to planning their 2005 security projects. Despite the challenges of seasonal customer ordering, we continued winning new projects, grew revenue by more than 50 percent compared to the first quarter of last year and recorded a strong backlog of $17.5 million at March 31, 2005.

"Looking ahead, we are approaching an exciting point in our business. Having maintained the healthy labor utilization rates and cost disciplines that strengthened our margins and fueled our return to profitability in 2004, we are well positioned to capitalize on the profit potential of incremental sales growth. With the U.S. Homeland Security budget reaching an all time high, we are optimistic about the future performance of our company."

The Company will host a conference call on Wednesday, May 4, 2005 at 11:00 AM EDT to discuss these results. To participate in the conference call, please dial 1-800-322-0079 (Domestic) or (973) 935-2100 (International) by 10:55 AM EDT. A
digital recording of the call will be available by dialing 877-519-4471 using code 6024014 until Wednesday, May 11, 2005.


About Diversified Security Solutions, Inc.

Diversified Security Solutions (Amex: DVS - News) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. DVS' integration subsidiary Henry Bros. Electronics (HBE) has offices in New Jersey, California, Texas, and Arizona. For more information visit http://www.hbeonline.net or http://www.dssi-hq.com.

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. There can be no assurances that the Company's revenue will continue to increase or that the Company will continue to be profitable. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Diversified Security Solutions does not assume any obligation to update the forward-looking information.

              DIVERSIFIED SECURITY SOLUTIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                    Unaudited

                                                    For the three months ended
                                                             March 31,
                                                       2005           2004
    Revenue                                         $8,613,074     $5,667,493
    Cost of revenue                                  6,429,293      4,388,786
     Gross profit                                    2,183,781      1,278,707

    Operating Expenses:
    Selling general & administrative expenses        2,050,750      1,426,834
    Operating profit (loss)                            133,031       (148,127)

    Interest income                                      3,753          1,525
    Interest (expense)                                 (19,821)       (24,808)
    Net income (loss) before tax expense (benefit)     116,963       (171,410)

    Tax expense (benefit)                               54,666        (70,278)
    Net income (loss) after taxes                      $62,297      ($101,132)


    BASIC EARNINGS (LOSS) PER COMMON SHARE:
    Basic Profit (Loss) Per Common Share                 $0.01         ($0.02)
    Weighted Average Common Shares                   5,739,398      5,130,540

    DILUTED EARNINGS (LOSS) PER COMMON SHARE:
    Diluted Profit (Loss) Per Common Share:              $0.01         ($0.02)
    Weighted Average Diluted Common Shares           5,739,398      5,130,540


    Investor Contacts:
     Todd Fromer / Erika Levy             James Henry, CEO
     KCSA                                 Diversified Security Solutions, Inc.
     212-896-1215 / 212-896-1208          201-794-6500
     todd@kcsa.com / elevy@kcsa.com       jhenry@dssi-hq.com


---------------------------------
Source: Diversified Security Solutions, Inc.